SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Washington Real Estate Investment Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 5, 2010

Dear Shareholder,

You are cordially invited to attend the Annual Meeting of Shareholders of Washington Real Estate Investment Trust to be held on Tuesday, May 18, 2010. The formal Notice of the meeting and a Proxy Statement describing the proposals to be voted upon are enclosed.

The Board of Trustees has nominated three individuals for election as trustees at the meeting and recommends that shareholders vote in favor of their election. In addition to the election of the trustees, we are recommending the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

Regardless of the number of shares you own, your vote is important. Please read the Proxy Statement, then complete, sign and return your Proxy Card in the enclosed envelope. You may also vote via telephone or the Internet. Just follow the instructions on the enclosed card.

Best Regards,

/s/ Edmund B. Cronin, Jr.
Edmund B. Cronin, Jr.
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on May 18, 2010

This Proxy Statement and our 2009 Annual Report to Shareholders

are available at http://www.writ.com/proxy.

6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852

Telephone 301-984-9400 – Facsimile 301-984-9610 – Website www.writ.com

WASHINGTON REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 5, 2010

Dear Shareholder,

The Annual Meeting of the Shareholders of Washington Real Estate Investment Trust will be held at the Bethesda North Marriott Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, Maryland (Northwest corner of Rockville Pike and Marinelli Rd., across the street from the White Flint Metro Stop) on Tuesday, May 18, 2010 at 11:00 a.m., for the following purposes:

1.	To elect three trustees;

2.	To consider and vote upon ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the meeting.

The trustees have fixed the close of business on March 15, 2010 as the record date for determining holders of shares entitled to notice of and to vote at the Annual Meeting.

Our Annual Report, Proxy Statement and a Proxy Card are enclosed with this Notice.

You are requested, whether or not you plan to be present at the Annual Meeting, to sign and promptly return the Proxy Card in the enclosed business reply envelope. Alternatively, you may authorize a proxy to vote by telephone or the Internet, if you prefer. To do so, you should follow the instructions on the enclosed Proxy Card.

Sincerely,

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

WASHINGTON REAL ESTATE INVESTMENT TRUST

6110 Executive Boulevard, Suite 800

Rockville, Maryland 20852

PROXY STATEMENT

General

This Proxy Statement is furnished by the Board of Trustees (the “Board”) of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“WRIT,” “we” or “us”), in connection with its solicitation of proxies for exercise at the Annual Meeting of Shareholders on May 18, 2010 and at any and all adjournments or postponements thereof. Mailing of this Proxy Statement, the form of Proxy Card and our Annual Report will commence on or about April 5, 2010 to shareholders of record as of the close of business on March 15, 2010.

Voting Matters

All properly executed proxies will be voted in accordance with the instructions contained therein. If no instructions are specified, proxies will be voted FOR the election of the trustee nominees listed on the Proxy Card and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010. All proxies will be voted in the discretion of the proxy holders on any other matter to come before the meeting, unless otherwise instructed on the Proxy Card.

Abstentions and broker non-votes (unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the beneficial owners of the shares), if any, are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For purposes of the election of trustees and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010, abstentions and broker non-votes, if any, will have the same effect as votes against such proposals. The enclosed form of Proxy Card may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by submitting, to the Corporate Secretary, a duly executed Proxy Card bearing a later date or by attending the Annual Meeting and voting in person or signing a written revocation of the Proxy Card.

If you hold your shares in “street name” (that is, through a broker or other nominee), you should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Our voting securities consist of shares of beneficial interest, $0.01 par value per share (“Shares”), of which 59,862,179 Shares were issued and outstanding at the close of business on March 15, 2010. WRIT has no other class of voting security. Each Share outstanding on March 15, 2010 will be entitled to one vote. Shareholders do not have cumulative voting rights.

BOARD OF TRUSTEES AND MANAGEMENT

Board and Committee Matters

General

The Board consists of nine trustees divided into three classes of three trustees each. The terms of the trustees continue until the Annual Meetings to be held in 2010, 2011 and 2012, and until their respective successors are duly elected and qualify. At each Annual Meeting, trustees are elected for a term of three years and until their successors are duly elected and qualify. WRIT’s Bylaws provide that no person shall be nominated for election as a trustee after his or her 72nd birthday, except under circumstances set forth in the Bylaws.

The Board held ten meetings in 2009. During 2009, each incumbent trustee attended at least 75% of the total number of meetings of the Board and committees on which he or she served during 2009. WRIT’s non-management trustees meet without management at regularly scheduled executive sessions that are presided over by Mr. McDaniel, the Chairman of the Corporate Governance/Nominating Committee. In 2009, the Board met in executive session without the Chief Executive Officer six times.

The Board has determined that all trustees, with the exceptions of Mr. Cronin and Mr. McKenzie, are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange. In making this determination with respect to Ms. White, the Board noted that she is a partner of one of our outside real estate counsel. However, the Board concluded that because WRIT’s payments to such counsel (which totaled $9,527 in 2009) are not material to the firm or WRIT, the relationship does not constitute a material relationship with WRIT.

The Board provides a process for shareholders and other interested parties to send communications to the entire Board, or any of the trustees. Shareholders and interested parties may send these written communications c/o Corporate Secretary, Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. All communications will be compiled by the Corporate Secretary and submitted to the Board or the trustees on a periodic basis.

All members of the Board attended the Annual Meeting in 2009. The Board does not have a formal written policy requiring trustees to attend the Annual Meeting, although trustees have traditionally attended.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee held eleven meetings in 2009, reflecting the Corporate Governance/Nominating Committee’s extensive activity in preparing and recommending new Corporate Governance Guidelines for Board approval, planning for the transition to an independent Chairman and reviewing and recommending new WRIT Bylaws for Board approval. The Corporate Governance/Nominating Committee members are Chairman McDaniel, Messrs. Civera, Derrick and Nason, and Ms. White. All members of the Corporate Governance/Nominating Committee are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Corporate Governance/Nominating Committee performs the duties described in the Corporate Governance/Nominating Committee Charter adopted by the Board. The Corporate Governance/Nominating Committee Charter is available on our website, www.writ.com, and upon written request. Among other things, the Corporate Governance/Nominating Committee develops and recommends Corporate Governance Guidelines for Board approval and recommends nominees for election to the Board as outlined in the Corporate Governance/Nominating Committee Charter.

Trustee Selection Process

The Corporate Governance/Nominating Committee’s process for the selection of trustee candidates, as it exists from time to time, is described in our Corporate Governance Guidelines. Set forth below is a summary of the process that the Corporate Governance/Nominating Committee currently utilizes for the selection of trustee candidates. The Corporate Governance/Nominating Committee may, in the future, modify this process or deviate from this process in connection with the selection of a particular trustee candidate.

•

The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership on an ongoing basis. Corporate Governance/Nominating Committee members and other Board members may recommend potential candidates. In addition, shareholders may put forward potential candidates for the Corporate Governance/Nominating Committee’s consideration by submitting candidates to the attention of the Corporate Governance/Nominating Committee at our executive offices in Rockville, Maryland. The Corporate Governance/Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

•

The Corporate Governance/Nominating Committee annually reviews the attributes, skill sets and other qualifications for potential candidates (see current attributes, skill sets and other qualifications below) and may modify them from time to time based upon the Corporate Governance/Nominating Committee’s assessment of the needs of the Board and the skill sets required to meet those needs.

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When the Corporate Governance/Nominating Committee is required to recommend a candidate for nomination for election to the Board at an annual or special meeting of shareholders, or otherwise expects a vacancy on the Board to occur, it commences a candidate selection process by reviewing all potential candidates against the current attributes, skill sets and other qualifications to determine if a candidate is suitable for Board membership. If the Corporate Governance/Nominating Committee considers a candidate to be suitable based on this review, the Corporate Governance/Nominating Committee then conducts a more detailed review through examination of publicly available information. This examination includes consideration of the New York Stock Exchange independence requirement, the number of boards on which the candidate serves, the possible applicability of trustee interlocks, other requirements or prohibitions imposed by applicable laws, regulations or WRIT policies and practices, and any actual or potential conflicts of interest.

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The Corporate Governance/Nominating Committee then determines whether any candidate needs to be removed from consideration as a result of the detailed review. Thereafter, the Corporate Governance/Nominating Committee determines a recommended priority among the remaining candidates for recommendation to the Board prior to direct discussion with any candidate.

•

Following the Board’s determination of a priority-ranked list of approved potential candidates, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact and interview the potential candidates in priority order. When a potential candidate indicates his or her willingness to accept nomination to the Board, the Board does not contact any further candidates. Subject to a final review of eligibility under WRIT policies and applicable laws and regulations using information supplied directly by the candidate, the Board then proceeds to nominate the candidate.

The Corporate Governance/Nominating Committee’s minimum qualifications and specific qualities and skills required for trustees, as they exist from time to time, are also set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines currently provide that each trustee candidate, at a minimum, should possess the following attributes: integrity, business judgment, credibility, collegiality, professional achievement, constructiveness and public awareness. Our Corporate Governance Guidelines also provide that, as a group, the independent trustees should possess the following skill sets and characteristics: financial acumen equivalent to the level of a public company chief financial officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the real estate industry, or another industry with similar characteristics; corporate governance acumen, gained through service as a senior officer or director of a publicly-owned corporation or comparable academic or other experience; and diversity in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.

Policy Regarding Diversity

The Board maintains a policy with regard to consideration of diversity in identifying trustee nominees. In October 2009, the Board revised our Corporate Governance Guidelines to add diversity as one of the four primary skill sets and characteristics that the independent trustees should possess as a group. As a result, consistent with this policy, the Corporate Governance/Nominating Committee specifically considers diversity as a factor in the selection of trustee nominees. As noted above, the Board defines diversity in our Corporate Governance Guidelines in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise. The Board and the Corporate Governance/Nominating Committee both assess the policy to be effective insofar as it was actively incorporated into the deliberations of the Corporate Governance/Nominating Committee in the selection of a trustee candidate for the Annual Meeting. Nevertheless, since the policy was only adopted several months ago, the Board and the Corporate Governance/Nominating Committee believe that a more complete assessment of the effectiveness of the policy can only be achieved after the Corporate Governance/Nominating Committee has operated under the policy for a more extended period of time.

Compensation Committee

The Compensation Committee met three times in 2009. Compensation Committee members are Chairman Derrick, Messrs. Golden, McDaniel and Russell and Ms. White. All members of the Compensation Committee are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Compensation Committee is responsible for making decisions and recommendations to the Board with respect to executive compensation. The Compensation Committee Charter is available on our website, www.writ.com, and upon written request.

Audit Committee

The Audit Committee met nine times in 2009. The Audit Committee members are Chairman Nason and Messrs. Civera, Golden, McDaniel and Russell. All members of the Audit Committee are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee assists the Board in oversight of financial reporting, but the existence of the Audit Committee does not alter the responsibilities of WRIT’s management and the independent accountant with respect to the accounting and control functions and financial statement presentation. For a more detailed description of the Audit Committee’s duties and responsibilities, please refer to the “Audit Committee Report” on page 32 of this Proxy Statement. The Audit Committee Charter is available on our website, www.writ.com, and upon written request.

Retirement of Edmund B. Cronin, Jr. and Chairman Transition

On February 18, 2010, WRIT publicly announced the expected retirement of Mr. Cronin, our Chairman since 2000 and Chief Executive Officer from 1995 to 2007, upon the expiration of his current Board term at the Annual Meeting. WRIT also announced the Board’s election of Mr. McDaniel as Chairman, effective upon the expiration of Mr. Cronin’s current Board term at the Annual Meeting and the reelection of Mr. McDaniel.

The officers and trustees of WRIT wish to express their gratitude to Mr. Cronin for his leadership and vision during his tenure as Chief Executive Officer and Chairman of WRIT. As WRIT celebrates its 50th anniversary in business as the nation’s oldest public real estate investment trust, we wish to acknowledge the special role Mr. Cronin has played in bringing us the success we have enjoyed for the past 15 of those 50 years.

Board Leadership Structure

As noted above, the Board is currently led by Mr. Cronin, who serves as Chairman. During 2009, the Board held extensive deliberations to plan for future Board leadership after the retirement of Mr. Cronin upon the expiration of his current Board term at the Annual Meeting. In its deliberations, the Board concluded that WRIT should maintain a Board leadership structure in which either the Chairman or a lead trustee is independent under the rules of the New York Stock Exchange. As a result, at the conclusion of the Board’s deliberations, the Board adopted a new Corporate Governance Guideline setting forth its current policy on Board leadership. The new Corporate Governance Guideline, which was originally adopted by the Board on October 22, 2009 and later updated on February 18, 2010, is set forth below:

The Board annually elects one of its trustees as Chairman of the Board. On February 18, 2010, the Board elected a Chairman of the Board who is independent under the rules of the NYSE (with such election expected to be effective at WRIT’s 2010 annual meeting of shareholders). In the future, the Chairman of the Board may or may not be an individual who is independent under the rules of the NYSE (and may or may not be the same individual as the Chief Executive Officer).

At any time that the Chairman of the Board is not an individual who is independent under the rules of the New York Stock Exchange, the Board appoints a Lead Independent Trustee elected by the independent trustees. The Lead Independent Trustee has authority to:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent trustees;

•	serve as a liaison between the Chairman of the Board and the independent trustees;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	call meetings of the independent trustees; and

•	if requested by major shareholders, consult and directly communicate with such shareholders.

As noted above, the Board has elected Mr. McDaniel as Chairman, effective upon the expiration of Mr. Cronin’s current Board term at the Annual Meeting and the reelection of Mr. McDaniel. Mr. McDaniel is an independent trustee under the listing standards of the New York Stock Exchange and currently serves as the lead independent trustee under the Corporate Governance Guideline above. If Mr. McDaniel is not reelected to the Board, it is the Board’s current intention to elect as Chairman another trustee who is independent under the New York Stock Exchange rules, consistent with the Corporate Governance Guideline above.

The Board believes the leadership structure described in its new Corporate Governance Guideline is appropriate because it ensures that the Board will have significant independent leadership regardless of whether, in the future, the Chairman is independent under the rules of the New York Stock Exchange.

Board Role in Risk Oversight

The Board has adopted a policy delineating the roles of the Board and its various committees in an ongoing risk oversight program for WRIT. As an initial matter, the Board considers actual risk monitoring and management to be a function appropriately delegated to WRIT management, with the Board and its committees functioning in only an oversight role. In this oversight role, the Board’s policy provides that:

•	the Board will coordinate all risk oversight activities of the Board and its committees, including appropriate coordination with WRIT’s business strategy

•	the Audit Committee will oversee financial reporting risk, risk relating to information technology systems and risk relating to REIT non-compliance

•	the Compensation Committee will oversee financial risk, financial reporting risk and operational risk, in each case arising from WRIT’s compensation plans

•	the Corporate Governance/Nominating Committee will oversee executive succession risk and board function risk

•	the Investment Committee (which is currently comprised of all of WRIT’s trustees) will oversee risks related to WRIT’s acquisitions, dispositions and developments

•	the Pricing Committee (which is currently comprised of Messrs. Civera, Cronin and Golden) will assist the Board in overseeing financial risk

•	the Board will oversee all other risks applicable to WRIT, including operational, catastrophic and financial risks that may be relevant to WRIT’s business

Under its policy, the Board expects to involve the Audit Committee in its risk oversight functions as required by applicable New York Stock Exchange rules.

Trustee Compensation

General

For 2009, our seven non-employee trustees received an annual retainer of $35,000 plus $1,500 per committee meeting. In addition, on December 15, 2009 each of the non-employee trustees received an annual $55,000 Share grant, with the number of Shares determined by the closing price of the Shares on the date of grant. These Shares vested immediately but are restricted in transfer so long as the trustee serves on the Board. Committee Chairs received additional retainers as follows: Audit Committee, $10,000; Corporate Governance/Nominating Committee, $6,000; and Compensation Committee, $6,000. Audit Committee members were also paid an additional retainer of $3,750. Since his retirement as Chief Executive Officer in May 2007, Mr. Cronin receives a monthly retainer of $12,500 for service as Chairman of the Board.

WRIT has approved a non-qualified deferred compensation plan for non-employee trustees. The plan allows any non-employee trustee to defer a percentage of his or her cash compensation. Compensation deferred will be credited with interest at our cost of funds, which is determined by the Board on an annual basis. Upon the expiration of a trustee’s term, the compensation plus interest can be paid in either a lump sum or in installments at the discretion of the trustee. Upon a trustee’s death, the trustee’s beneficiary will receive a lump sum pay out. The plan is unfunded and payments are to be made from general assets of WRIT.

Trustee Compensation Table

The following table summarizes the compensation paid by WRIT to non-employee trustees for the fiscal year ended December 31, 2009.

(a)	(b)	(c)	(f)	(j)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Change in Pension Value and Deferred Compensation Earnings (2) ($)	Total ($)
Edmund B. Cronin, Jr.	150,000	—	—	150,000

Edward S. Civera	79,250	55,008	—	134,258

John M. Derrick, Jr.	62,000	55,008	—	117,008

Terence C. Golden	68,750	55,008	—	123,758

John P. McDaniel	73,250	55,008	8,978	137,236

Charles T. Nason	76,500	55,008	7,270	138,778

Thomas Edgie Russell, III	58,250	55,008	—	113,258

Wendelin A. White	56,000	55,008	23	111,031

(1)

Aggregate options held by each non-employee trustee at December 31, 2009 are as follows: Mr. Cronin, 114,236; Mr. Civera, 0; Mr. Derrick, 0; Mr. Golden, 0; Mr. McDaniel, 8,000; Mr. Nason, 2,000; Mr. Russell, 0; and Ms. White, 0. Aggregate Share awards to each non-employee trustee as of December 31, 2009 are as follows: Mr. Cronin, 24,344 (represents a Share award made to Mr. Cronin on 6/1/07 with respect to his service as Chairman); Mr. Civera, 6,361; Mr. Derrick, 10,517; Mr. Golden, 3,293; Mr. McDaniel, 10,517; Mr. Nason, 9,717; Mr. Russell, 6,361; and Ms. White, 3,293. All Share awards are fully vested, except for Mr. Cronin’s. Mr. Cronin’s Shares vest ratably over 3 years on 6/1/08, 6/1/09 and 6/1/10. Notwithstanding such vesting, these Shares are restricted in transfer so long as the trustee serves on the Board. See the Ownership of Shares by Trustees and Executive Officers on page 13.

(2)	Represents above market earnings on deferred compensation pursuant to the deferred compensation plan.

Trustee Background

General

The following table sets forth the names and biographical information concerning each of our continuing trustees, our trustee nominees and our retiring trustee. Two of our trustee nominees, Messrs. McDaniel and McKenzie, currently serve as trustees.

NAME	PRINCIPAL OCCUPATION	SERVED AS TRUSTEE SINCE	AGE	TERM EXPIRES
Continuing Trustees
Edward S. Civera	Chairman, Catalyst Health Solutions, Inc.	2006	59	2011
John M. Derrick, Jr.	Retired Chairman, Chief Executive Officer and President, Pepco Holdings, Inc.	1997	70	2012
Terence C. Golden	Chairman, Bailey Capital Corporation	2008	65	2011
Charles T. Nason	Retired Chairman, President and Chief Executive Officer, The Acacia Group	2000	63	2012
Thomas Edgie Russell, III	Retired President and Chief Executive Officer, Partners Realty Trust Inc.	2006	67	2012
Wendelin A. White	Partner, Pillsbury Winthrop Shaw Pittman LLP	2008	57	2011

Trustees Nominees
William G. Byrnes	Retired Managing Director, Alex. Brown & Sons	—	59	—
John P. McDaniel	Retired Chief Executive Officer, MedStar Health	1998	67	2010
George F. McKenzie	President and Chief Executive Officer, WRIT	2007	54	2010

Retiring Trustee
Edmund B. Cronin, Jr.	Chairman and Retired Chief Executive Officer, WRIT	1994	72	2010

Continuing Trustees

Mr. Edward S. Civera has served since 2005 as the Chairman of the Board of Catalyst Health Solutions, Inc., a publicly traded pharmacy benefit management company (formerly known as HealthExtras, Inc.). He also serves as Chairman of the MedStar Health System, a multi-institutional healthcare organization. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. (UP&UP). Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant. During the past five years, Mr. Civera has also served as a director of The Mills Corporation and MCG Capital Corporation. Mr. Civera brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his nine years as a public company chief executive or chairman at UP&UP and Catalyst Health Solutions

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REIT industry experience from his involvement as an independent director of The Mills Corporation from 2005 to 2006 leading its reorganization and sale as Chairman of the Special Committee and Executive Committee

•	Medical office real estate industry experience from his involvement in real estate matters as Chairman of MedStar Health

•	Financial and accounting acumen from his 25 years in public accounting and his service as a public company chief executive

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 22 years

Mr. John M. Derrick, Jr., is retired Chairman, Chief Executive Officer and President of Pepco Holdings, Inc. (formerly Potomac Electric Power Company (“PEPCO”)). He joined PEPCO, its predecessor, in 1961 and served as President and Chief Executive Officer from 1997 until 1999, as Chairman and Chief Executive Officer from 1999 until July 2003, and as Chairman until May 2004. From 1992 until 1997, he served as President and Chief Operating Officer. Mr. Derrick is a member of the Institute of Electrical and Electronic Engineers, the National Society of Professional Engineers and the Washington Society of Engineers. He is past Chairman of the United

States Energy Association and has served as a director of the United States Chamber of Commerce, a trustee of the Federal City Council, a trustee of Arena Stage and Chairman of the Greater Washington Initiative. He is past Chairman of the Maryland Chamber of Commerce and the Greater Washington Board of Trade. Mr. Derrick brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his seven years as a public company chief executive or chairman at Pepco Holdings and its predecessors

•	Experience in capital-intensive, income-producing assets from his 45 years at Pepco Holdings and its predecessors

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade and the Maryland Chamber of Commerce

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 67 years (Mr. Derrick is a D.C. native)

Mr. Terence C. Golden has been Chairman of Bailey Capital Corporation, a private investment company in Washington, D.C. since 2000. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and director of Host Marriott Corporation (now known as Host Hotels & Resorts). Mr. Golden was Chief Financial Officer at The Oliver Carr Company, a D.C. area real estate company, from 1989 to 1991. From 1985 to 1988, Mr. Golden served as the head of the General Services Administration, and from 1984 to 1985, served as Assistant Secretary of the U.S. Department of the Treasury. Mr. Golden was a Founder and National Managing Partner of Trammell Crow Residential Companies, one of the largest residential development companies in the United States, from 1976 to 1984. He serves as a director of Host Hotels and Resorts, Pepco Holdings, Stemnion, Inc. (a biomedical research firm), the Federal City Council, Kipp DC, the District of Columbia Metropolitan Police Foundation and The Morris and Gwendolyn Cafritz Foundation. Mr. Golden also serves as Chairman of the Federal City Council and is active in a number of philanthropic activities. During the past five years, Mr. Golden has also served as a director of Cousins Properties, Inc. and G2 Satellite Solutions. Mr. Golden brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his five years as a public company chief executive at Host Marriott Corporation

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Office and residential real estate industry operating, investment and development experience from his involvement as a Chief Financial Officer of The Oliver Carr Company and National Managing Partner of Trammell Crow Residential Companies

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Office and industrial real estate leasing experience applicable to the D.C. leasing market from his service as head of the General Services Administration (which is the leasing organization for the federal government)

•	Financial and accounting acumen from his five years service as a public company chief executive and three years service as a chief financial officer

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 25 years

Mr. Charles T. Nason is retired Chairman and Chief Executive Officer of The Acacia Group, including Acacia Life, Acacia Federal Savings Bank and the Calvert Group LTD. He served Acacia from 1977 to 2005, including as Chief Executive Officer from 1988 to 2003. The Acacia Group is a Washington D.C. based financial services organization with assets under management in excess of $15 billion. Mr. Nason is a past Chairman and director of The Greater Washington Board of Trade and the Federal City Council. He currently serves as a director of MedStar Health and was a member of the Economic Club of Washington. He is also Chairman of the Board of Trustees of Washington and Jefferson College. In addition, he is a past director of The American Council of Life Insurers and past Chairman of the Insurance Marketplace Standards Association. Mr. Nason brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of The Acacia Group

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Real estate investment and lending experience from his roles in supervising as chief executive The Acacia Group’s real estate purchase and sale decisions and in supervising as chairman Acacia Federal Savings Bank’s real estate construction and acquisition lending

•	Financial and accounting acumen from his 15 years service as a chief executive of an insurance holding company

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 22 years

Mr. Thomas Edgie Russell, III served as President and Chief Executive Officer of Partners Realty Trust, Inc., a private real estate company which was previously engaged in the ownership of apartments, offices, and shopping centers, from 1990 until his retirement from active involvement in 2005. Mr. Russell currently serves as a director of Good Samaritan Hospital, a healthcare facility operated by MedStar Health; the Keswick Multi-Care Center, a not-for-profit organization providing skilled nursing care and adult day services; and The Robert Packard Center for ALS Research at Johns Hopkins, a not-for-profit organization. From 1988 to 1990, Mr. Russell was a director of Florida Rock Industries, a publicly traded construction materials company, prior to its being acquired by Vulcan Properties Company in 2007, and the Chief Operating Officer of its wholly-owned subsidiary, The Arundel Corporation. He held various executive positions with The Arundel Corporation for approximately 15 years prior to its being acquired by Florida Rock, including serving as Chief Financial Officer from 1981 to 1988. Mr. Russell brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of Partners Realty Trust

•	Office, retail and residential real estate industry experience from his involvement as a chief executive of Partners Realty Trust

•

Industrial real estate development experience from his involvement as Chief Financial Officer of The Arundel Corporation, which developed industrial properties in the Washington, D.C./Baltimore corridor

•	Financial and accounting acumen from his 15 years service as a chief executive and seven years service as a chief financial officer

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 61 years (Mr. Russell is a Baltimore native)

Ms. Wendelin A. White is a partner at Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), where she has practiced law since 1981. Ms. White currently sits on Pillsbury’s Managing Board and is the head of the firm’s D.C. real estate group. In 2007, 2008 and 2009, Ms. White was ranked by Chambers USA as a leading real estate attorney in the District of Columbia. She was named by the Washington Business Journal in 2005 as the top real estate transactional attorney in the region. Ms. White concentrates her practice on acquisitions, dispositions and financings of commercial properties. Ms. White is a member of the Federal City Council and is General Counsel of the Economic Club of Washington. She is a member and past President of CREW (Commercial Real Estate Women) of Washington, and sits on CREW’s Advisory Board. She is also a member of the National Association of Real Estate Investment Trusts (NAREIT) and the District of Columbia Building Industry Association (DCBIA). Ms. White brings the following experience, qualifications, attributes and skills to the Board:

•

Real estate transactional experience from her involvement in numerous purchase and sale, financing, joint venture, leasing, workout and other real estate transactions in her 29 years as a real estate attorney with Pillsbury and its predecessors

•	REIT industry experience from her past and current representation of other REITs in her law practice at Pillsbury and its predecessors

•	General legal experience from her 29 years as an attorney with Pillsbury and its predecessors

•	Involvement in the D.C. business community, including current service as General Counsel of the Economic Club of Washington and past service as President of CREW

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 29 years

Trustee Nominees

Mr. William G. Byrnes has been a private investor since 2001. In September 2006, he founded, and is Managing Member of, Wolverine Partners, LLC, which operates MUTUALdecision, a mutual fund research business. Mr. Byrnes also was co-founder of Pulpfree d/b/a BuzzMetrics, a consumer-generated media research and marketing firm, and served as its Chairman from June 1999 until its sale in September 2005. Mr. Byrnes currently is a member of the board of directors of CapitalSource Inc., a commercial lender operating principally through its subsidiary CapitalSource Bank, and LoopNet, Inc., an information services provider to the commercial real estate industry. Mr. Byrnes spent 17 years with Alex Brown & Sons, most recently as a Managing Director and head of the financial institutions investment banking group. He has been a full-time and adjunct professor and member of the Board of Regents at Georgetown University. During the past five years, Mr. Byrnes has also served as a director of Sizeler Property Investors, a real estate investment trust owning retail and multi-family properties, and La Quinta Corporation, a lodging company. Mr. Byrnes brings the following experience, qualifications, attributes and skills to the Board:

•	Real estate investment banking and capital markets experience from his 17 years as an investment banker with Alex. Brown & Sons

•	REIT industry experience from his involvement over the last twelve years as an independent director of three publicly-traded REITs and an institutional fund focused on investing in REITs

•	Retail and residential real estate industry experience from his involvement as an independent director of Sizeler Property Investors from 2002 to 2006

•	Financial and accounting acumen from his 17 years in investment banking and his service as a public company director

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 35 years

Mr. John P. McDaniel served as Chief Executive Officer of MedStar Health, a multi-institutional healthcare organization, from 1982 until his retirement in January 2008. Since August 2008, he has served as Managing Partner of the Hickory Ridge Group, a private healthcare consulting, facilities development and investment organization. Mr. McDaniel also serves on the boards of Medifast, Inc., 1st Mariner Bancorp, Wittenberg University, Consumer Health Services, and the Mary and Daniel Loughran Foundation. Mr. McDaniel is past Chairman and current board member of the Greater Washington Board of Trade, a member and past Chairman of the Maryland State Racing Commission and a board member of the Greater Baltimore Committee. Mr. McDaniel also is a fellow of the American College of Healthcare Executives, a member of the Economic Club of Washington, a member of the National Association of Corporate Directors, and a trustee of the National Capitol Area Foundation. In the past, Mr. McDaniel has also served as a director of Georgetown University and the Federal City Council. Mr. McDaniel brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 26 years as a chief executive of MedStar Health

•	Medical office real estate industry experience from his involvement in real estate matters as chief executive of MedStar Health

•	Financial and accounting acumen from his 26 years as chief executive of a multi-institutional healthcare organization

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 40 years

Mr. George F. “Skip” McKenzie was elected to the Board and appointed President and Chief Executive Officer of WRIT in June 2007. Since joining WRIT in September 1996, Mr. McKenzie has served in executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. Prior assignments included real estate finance originations and asset management in the mid-Atlantic region. Mr. McKenzie currently is a member of the board of trustees of Chesapeake Lodging Trust, a public REIT formed for purposes of investing in lodging real estate. Mr. McKenzie is also a member of the Economic Club of Washington. Mr. McKenzie brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his service as chief executive of WRIT

•

Office, medical office, industrial, retail and residential real estate industry operating, investment and development experience from his involvement as an executive at WRIT and as Vice President at Prudential Realty Group

•	Financial and accounting acumen from his 13 years as an executive at WRIT

•	Extensive familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 23 years

Retiring Trustee

Mr. Edmund B. Cronin, Jr., is Chairman of the Board and served as Chief Executive Officer of WRIT from 1994 to 2007. Prior to joining WRIT in 1994, Mr. Cronin was President and Chief Executive Officer of The Smithy Companies and its subsidiaries from 1976 to 1994, providing a full range of corporate and institutional real estate services. Mr. Cronin is also a director of the Federal City Council, the Economic Club of Washington, the Union Station Redevelopment Corp. and the National Maritime Heritage Foundation and a director and Chairman of the Board of Georgetown University Hospital. During the past five years, Mr. Cronin has also served as a director of Pepco Holdings. Mr. Cronin brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his twelve years as a public company chief executive at WRIT

•

Office, medical office, industrial, retail and residential real estate industry operating, investment and development experience from his involvement as Chief Executive Officer at WRIT and as Chief Executive Officer of The Smithy Companies and its subsidiaries

•	Financial and accounting acumen from his twelve years service as a public company chief executive

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade and the Washington/Baltimore Regional Association

•	Extensive familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 63 years (Mr. Cronin is a Maryland native)

Management Background

The following table contains information regarding our executive officers and other officers other than our President and Chief Executive Officer, Mr. McKenzie. These officers are appointed by the Board and serve at the Board’s discretion.

NAME OF EXECUTIVE OFFICER	AGE	POSITION
William T. Camp	47	Executive Vice President and Chief Financial Officer
Laura M. Franklin	49	Executive Vice President Accounting, Administration and Corporate Secretary
Thomas C. Morey	38	Senior Vice President and General Counsel
Michael S. Paukstitus	59	Senior Vice President, Real Estate
Thomas L. Regnell	53	Senior Vice President, Acquisitions

NAME OF OFFICER	AGE	POSITION
James B. Cederdahl	51	Managing Director, Property Management
David A. DiNardo	52	Managing Director, Leasing

Mr. William T. “Bill” Camp joined WRIT in November 2008 as Executive Vice President and Chief Financial Officer – Elect and was elected to Executive Vice President and Chief Financial Officer on March 3, 2009. Prior to joining WRIT, he was Vice President, Assistant Director of Equities at Wachovia Securities, LLC where he was one of the lead portfolio managers overseeing the investment of approximately $7 billion. Prior to the merger between Wachovia Securities, LLC and A.G. Edwards & Sons, Inc. in October 2007, Mr. Camp served as Assistant Director of Equity and Fixed Income Research at A.G. Edwards from 2004. Previously, Mr. Camp served five years as Vice President, REIT Research Group Leader and seven years as a Senior Public Finance Investment Banker, also with A.G. Edwards.

Ms. Laura M. Franklin joined WRIT in August 1993 as Assistant Vice President, Finance. In 1995, she was named Vice President, Chief Accounting Officer and Corporate Secretary of WRIT. Ms. Franklin was named Senior Vice President, Accounting, Administration and Corporate Secretary in May 2002 and was promoted to Executive Vice President in June 2007. Prior to joining WRIT, she was employed by The Reznick Group, specializing in audit and tax services for real estate clients. Ms. Franklin formerly served on the NAREIT Best Financial Practices Council and was a director of KEEN USA and KEEN Greater DC, a non-profit organization that provides recreational opportunities for children and young adults with mental and physical disabilities. Ms. Franklin is a Certified Public Accountant.

Mr. Thomas C. Morey joined WRIT in October 2008 as Senior Vice President and General Counsel. Prior to joining WRIT, he served as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a partner with Hogan & Hartson LLP, where he focused on capital market and corporate transactions and general business matters for national and regional office, retail, residential, lodging and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas.

Mr. Michael S. Paukstitus joined WRIT in May 2007 as Senior Vice President of Real Estate. Before joining WRIT, Mr. Paukstitus was a principal in J&J Partnership, a real estate investment and development firm, from March 2006 to May 2007. From March 2004 to March 2006, Mr. Paukstitus served as a principal at Coldwell Banker Commercial Capitol Realty Services, a full-service commercial real estate brokerage firm. Mr. Paukstitus operated a real estate consulting firm, from March 2001 to March 2004. Prior to that, he served as Managing Vice President of The Prudential Insurance Company of America’s Washington, D.C. commercial real estate operations, where he worked from 1983 to 2000. Mr. Paukstitus serves on the Board of Directors of the Montgomery County Chamber of Commerce and the Montgomery College Foundation. Mr. Paukstitus started his career in public accounting with Coopers and Lybrand, now PricewaterhouseCoopers, and is a Certified Public Accountant.

Mr. Thomas L. Regnell joined WRIT in January 1995 as Vice President, Acquisitions. Mr. Regnell was named Managing Director, Acquisitions in 2001 and was promoted to Senior Vice President, Acquisitions in October 2007. From 1992 through 1994, Mr. Regnell served as an Investment (Acquisitions) Officer with Federal Realty Investment Trust. Previously, Mr. Regnell was a Vice President with Spaulding & Slye Company, a real estate development, brokerage and management company.

Mr. James B. Cederdahl was promoted to Managing Director, Property Management in January 2006. He joined WRIT as Senior Property Manager in August 1994 and was promoted to Director in 1999. Between 1984 and 1994, he performed management and leasing operations for a portfolio consisting of both retail and office buildings at Gates, Hudson, & Associates.

Mr. David A. DiNardo joined WRIT in June 2005 as Managing Director, Leasing. From 1998 to 2005, Mr. DiNardo served as a Senior Vice President and member of the Executive Committee of Grubb & Ellis Company in their Office Services Group. From 1993 to 1998, prior to its acquisition by Grubb & Ellis, Mr. DiNardo was a Principal at Smithy Braedon Company, where he represented a large number of tenants and owners. Mr. DiNardo joined Smithy Braedon in November 1983. Mr. DiNardo is a former member of the Board of Directors of the Greater Washington Commercial Association of Realtors.

There are no family relationships between any trustee and/or executive officer. There are no reportable related-party transactions between any trustees or members of management and WRIT. Although WRIT has not entered into a reportable related-party transaction in many years, if a reportable related-party transaction were to arise WRIT would require the review and approval of the Audit Committee. The Audit Committee would approve the transaction only if the Audit Committee believed that the transaction was in the best interest of WRIT.

Ownership of Shares by Trustees, Trustee Nominees and Executive Officers

The following table sets forth certain information concerning all Shares beneficially owned as of March 15, 2010 by each trustee, by each of the NEOs (as defined in “Executive Compensation” below) and by all trustees, trustee nominees and executive officers as a group. Unless otherwise indicated, the voting and investment powers for the Shares listed are held solely by the named holder and/or the holder’s spouse.

NAME	SHARES OWNED (1)(2)	PERCENTAGE OF TOTAL
William G. Byrnes	—	0.00%
William T. Camp	1,639	0.00%
Edward S. Civera	6,945	0.01%
Edmund B. Cronin, Jr. (3)	278,196	0.46%
John M. Derrick, Jr.	25,255	0.04%
Laura M. Franklin	75,352	0.13%
Terence C. Golden	16,743	0.03%
John P. McDaniel	22,869	0.04%
George F. McKenzie	144,123	0.24%
Charles T. Nason	28,161	0.05%
Michael S. Paukstitus	9,835	0.02%
Thomas L. Regnell	35,322	0.06%
Thomas Edgie Russell, III	7,445	0.01%
Wendelin A. White	3,916	0.01%
All Trustees and Executive Officers as a group (14 persons)	655,801	1.09%

(1)

Includes Shares subject to options exercisable within 60 days, as follows: Mr. Cronin, 114,236; Ms. Franklin, 17,518; Mr. McDaniel, 8,000; Mr. McKenzie, 49,551; Mr. Nason, 2,000; and all Trustees and Executive Officers as a group, 191,305. With respect to Mr. Cronin’s Shares under option, please refer to footnote (3) below.

(2)

Includes Shares issuable, pursuant to vested restricted share units, upon the person’s volitional departure from WRIT, as follows: Mr. Camp, 1,639; Mr. Cronin 16,230; Ms. Franklin, 4,851; Mr. McKenzie, 10,776; Mr. Paukstitus, 1,620; Mr. Regnell, 2,600; and all Trustees and Executive Officers as a group, 37,716.

(3)	Mr. Cronin subsequently exercised his options on March 18, 2010 and sold the 114,236 Shares issued upon such exercise on March 19 and 22, 2010.

Ownership of Shares by Certain Beneficial Owners

WRIT, based upon Schedules 13G filed with the SEC, believes that the following persons currently beneficially own more than five percent of the outstanding Shares.

NAME	SHARES OWNED		PERCENTAGE OF TOTAL
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,380,494	(1)	9.00%

Deutsche Bank AG Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	4,886,005	(2)	8.18%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,774,498	(3)	7.99%

(1)

Based upon Schedule 13G/A filed February 4, 2010. These securities are owned by various individual and institutional investors for which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.

(2)

Based upon Schedule 13G filed February 12, 2010. These securities are owned by various individual and institutional investors for which affiliates of Deutsche Bank AG serve as investment adviser with power to direct investments and/or power to vote the securities.

(3)	Based upon Schedule 13G/A filed February 16, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The objectives of our executive compensation program are to allow WRIT to attract and retain talented officers and executives, to provide incentives to achieve various objective performance targets and to link compensation to shareholder results by rewarding competitive and superior performance.

For its named executive officers (“NEOs”), which include the Chief Executive Officer and the other individuals named in the Summary Compensation Table that follows this Compensation Discussion and Analysis, WRIT’s executive compensation program is intended to align compensation with WRIT’s performance on both a short-term and long-term basis. The compensation program is designed to reward the achievement of specific annual and long-term goals by providing the majority of compensation in the form of variable pay that is based on financial performance. WRIT believes this design motivates performance consistent with short and long-term business objectives and creates management incentives to maximize the profitability and success of the organization for the short and long term.

Comparison in Setting Compensation

WRIT compares the compensation of NEOs against other companies in its industry. However, due to WRIT’s unique diversification and geographic focus, it is difficult to build a peer group that matches WRIT’s business model. The Compensation Committee’s compensation comparison was based on survey data compiled by the Hay Group (“Compensation Consultant”). The Compensation Consultant compared WRIT’s NEO compensation to similarly situated executive officers employed by companies in the NAREIT compensation survey and a diversified group of 20 public REITs. The companies in the selected group vary in size, both smaller and larger than WRIT, but were recommended by the Compensation Consultant as appropriate comparable companies based on their approximate size and the complexity of their real estate businesses. The 20 companies were:

Brandywine Realty Trust	Federal Realty Investment Trust	Home Properties Inc.	Parkway Properties Inc.

Camden Property Trust	First Industrial Realty Trust	Kilroy Realty Corp.	PS Business Parks

Cogdell Spencer Inc.	First Potomac Realty Trust	Liberty Property Trust	Regency Centers Corp.

Eastgroup Properties	HCP Inc.	Mack-Cali Realty Corp.	Saul Centers Inc.

Equity One Inc.	Highwoods Properties Inc.	Medical Properties Trust	UDR Inc.

The Compensation Consultant’s data compared the compensation of WRIT officers based on base salary and total direct compensation, which included base salary, annual incentive compensation and an annualized present value of long-term incentive compensation. Utilizing the data from the Compensation Consultant, the Compensation Committee determined 2009 base salary and total direct compensation levels based on its guideline of ensuring that the Chief Executive Officer, the Executive Vice Presidents and the Senior Vice Presidents are compensated at no less than the median of companies in the NAREIT compensation survey and group of 20 public REITs. In applying this guideline, the Compensation Committee determined to make no increase in executive officer base salaries for 2009, but did determine to increase the level of total direct compensation for the Chief Executive Officer and the Executive Vice Presidents by increasing their long-term incentive plan target awards (which are based on a percent of salary). The Compensation Committee increased the Chief Executive Officer’s long-term incentive plan target award to 200% of base salary (up from 150%) and increased the Executive Vice Presidents’ long-term incentive plan target award to 150% of base salary (up from 125%).

Compensation Program

WRIT’s executive compensation program primarily consists of base salary, the short-term incentive plan and the long-term incentive plan. The short-term incentive plan consists of annual cash awards based on various performance metrics. The long-term incentive plan consists of grants of restricted share units and performance share units. In addition, WRIT’s executive compensation program also includes a supplemental executive retirement plan, a deferred compensation plan and various perquisites described in more detail below.

WRIT establishes the amount and mix of base and variable compensation in part by referencing, for each executive level and position, the prevalence of each element and the level of compensation that are provided in the market. The determination of market practices is made by the Compensation Committee based on the comparison analysis presented by the Compensation Consultant. In addition, WRIT considers the relative value of each executive management position to the achievement of WRIT’s overall business objectives and the relationships of pay across all executive positions.

Base Salary

WRIT views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the short-term incentive plan and long-term incentive plan, both of which express award opportunities as a percentage of base salary. WRIT views base salary as a primary component of executive compensation. The Compensation Committee reviews and approves salary recommendations annually. As noted above, the Compensation Committee determines base salaries by a comparison to similarly situated executive officers employed by companies in the NAREIT compensation survey and a diversified group of 20 public REITs. Based on such comparison, as described above, the Compensation Committee accepted the recommendation of the Compensation Consultant to maintain the 2009 base salaries of the Chief Executive Officer, the two Executive Vice Presidents and the three Senior Vice Presidents at their respective 2008 levels. As a result, the 2009 base salaries determined by the Compensation Committee in December 2008 were $425,000 for the Chief Executive Officer, $330,000 for each of the two Executive Vice Presidents and $275,000 for each of the three Senior Vice Presidents. Shortly after the beginning of 2009, Mr. McKenzie, the Chief Executive Officer, recommended to the Compensation Committee a 5% reduction in his own salary and a 3% reduction in the salaries of each of the Executive Vice Presidents and Senior Vice Presidents. Mr. McKenzie made these recommendations based on the challenging economic circumstances facing WRIT and other real estate companies in early 2009. The Compensation Committee accepted the recommended salary decreases, which were made effective on February 1, 2009.

The Compensation Committee seeks to achieve an appropriate relationship between base salary and incentive and other forms of compensation. In determining the appropriate relationship between these components, the Compensation Committee takes into account the practices of other companies based on the comparison analysis presented by the Compensation Consultant. Based on the fair value of equity awards granted to the NEOs in 2009 and the base salary of the NEOs, salary accounted for approximately 22% of the total compensation of the NEOs while incentive and other compensation accounted for approximately 78% of the total compensation.

The Compensation Committee also takes into account current financial performance when evaluating proposed salary levels and future salary increases. The Compensation Committee considers current financial performance to be an important and necessary consideration in setting base salary even though it is also taken into account, to a greater degree, in the payouts of short-term and long-term incentives.

Short-Term Incentive Plan

The short-term incentive plan provides for the annual payment of cash bonuses. Individual target awards are based on a percentage of base salary for the Chief Executive Officer (100%), Executive Vice Presidents (75%), Senior Vice Presidents (65%) and Managing Directors (50%). The target award percentages are set by the Compensation Committee to effectuate its guideline of ensuring executive officers are compensated on a total direct compensation basis at no less than the median of companies in the NAREIT compensation survey and group of 20 public REITs.

Actual awards can range from 0% to a maximum of 200% of the target award based on performance relative to goals, with a threshold award level of 50% of target incentive. If actual performance is at 95% of target performance, the threshold award level of 50% of target incentive will be paid as a bonus. If actual performance is below 95% of target performance, no bonus will be paid pursuant to the program. The maximum award can be earned if actual performance meets or exceeds 110% of target performance. In 2009, bonuses paid under the plan were based upon:

•	funds from operations (FFO) per share (50% weighting)

•	funds available for distribution (FAD) per share (30% weighting), and

•	the participant’s performance compared to target quantitative and qualitative measures for such participant (20% weighting).

FFO per share is the most commonly accepted and reported measure of REIT operating performance. FFO is equal to a REIT’s net income, excluding gains or losses from sales of property, plus real estate depreciation. FAD per share is calculated by subtracting from FFO per share (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream, and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense, and (5) amortization and expensing of restricted share and unit compensation and adding or subtracting (6) non-cash gain/loss on extinguishment of debt, as appropriate, and (7) the amortization of lease intangibles, as appropriate.

In the case of FFO per share and FAD per share, these targets are proposed by management and then set annually by the Compensation Committee. In setting these targets, the trustees review WRIT’s annual business plan as a starting point and consider the potential for achieving the business plan. At the end of each calendar year, the Compensation Committee determines the percentage level of actual FFO per share and FAD per share results achieved compared to target. The Compensation Committee then assesses market changes in each particular year and may adjust the financial performance outcome measures accordingly. However, the plan provides that any adjustments by the Compensation Committee will in all cases be 5% or less (added or subtracted to the performance outcome) and will be applied in the discretion of the Compensation Committee. For 2009, these targets were set at $2.05 for FFO per share and $1.74 for FAD per share.

In the case of individual target quantitative and qualitative measures, these targets are set annually by the participant’s supervisor or, in the case of the Chief Executive Officer, by the Compensation Committee. The participant’s supervisor or, in the case of the Chief Executive Officer, the Compensation Committee determines each participant’s actual performance compared to the target quantitative and qualitative measures for such participant. For 2009, the individual target quantitative and qualitative measures for each NEO were as follows:

•

Mr. McKenzie’s target measures included (i) fostering effective communication with the Board on matters of tactical and strategic importance, (ii) ensuring effective shareholder interaction (including communication of results of operations and meetings with shareholders), (iii) providing effective and ethical leadership for WRIT, and (iv) ensuring achievement of financial and operational goals (including the FFO and FAD per share metrics noted above of $2.05 and $1.74, respectively, capital raising activities, rating agency activities and transactional execution).

•

Mr. Camp’s target measures included (i) providing effective strategic planning (including financial modeling for the Board, dividend policy analysis, capital raising activities and covenant compliance), (ii) ensuring effective external relations (including relationship with shareholders, investment banks and rating agencies), (iii) coordinating financing activities (including the Kenmore Apartments financing, the refinancing of a $50 million secured loan and the extension of WRIT’s $100 million term loan), and (iv) ensuring effective internal communications.

•

Ms. Franklin’s target measures included (i) coordinating financial matters (including timely SEC and regulatory filings) and ensuring operational and financial controls, (ii) coordinating organizational and administrative matters (including implementation of effective incentive compensation plans, ensuring employee retention, expense control and creation of process efficiencies), and (iii) coordinating technology matters (including business process automation).

•

Mr. Paukstitus’ target measures included (i) coordinating various initiatives (including preparing residential properties for financings and implementing performance initiatives with subordinates and entitlement and “green” initiatives at various properties), (ii) ensuring effective revenue enhancement initiatives (including a FAD per share target of $1.74, developing a leasing incentive targeting vacant space, achieving 90% occupancy at Bennett Park and Clayborne Apartments by June 30, 2009, completing a tenant workout and updating WRIT’s leasing compensation plan), (iii) coordinating expense control initiatives (including ensuring operating expenses are below budgeted levels, monitoring real estate taxes and evaluating capital expenditures to coordinate with the FAD per share target), and (iv) participation in additional community and real estate organization activities.

•

Mr. Regnell’s target measures included (i) coordinating successful transaction execution activities (including a target of $70 million in asset sales, successful positioning of WRIT’s Lansdowne Medical Office Building acquisition, effective monitoring of the investment sales market and effective transaction sourcing activities), (ii) various operational activities (including developing a portfolio review function and annual acquisition and sector performance analysis), and (iii) other miscellaneous activities (including ensuring investment community awareness of WRIT).

For 2009, the Compensation Committee noted that WRIT’s actual performance for FFO per share and FAD per share computed to 104.2% and 97.2% of target, respectively. The Compensation Committee determined to make no adjustments to these performance outcomes. In support of this determination, the Compensation Committee concluded that management performed well during 2009 despite a challenging real estate environment.

The actual payout amounts for 2009 are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

Participants may opt to defer receipt of a portion or all of their short-term incentive plan awards by electing to convert the award amount into restricted share units at the market value of Shares at the time of conversion. WRIT will match deferral elections with a grant of restricted share units equal to 25% of the restricted share units obtained in the conversion. The restricted share units will cliff vest three years from the date of conversion.

Each December, at the request of the Compensation Committee, an internal audit is performed to review management’s calculations for the short-term incentive plan to confirm that they comply with the plan.

Long-Term Incentive Plan

WRIT considers long-term incentive compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive long-term incentive plan is an integral part of our overall executive compensation program. Since 2007, our long-term incentive plan awards have been made pursuant to the Washington Real Estate Investment Trust 2007 Omnibus Long-Term Incentive Plan.

Each officer is eligible for a target award designed to deliver compensation consistent with our philosophy upon the achievement of long-term performance goals. Long-term incentive plan target awards are based on a percentage of salary for the Chief Executive Officer (200%), Executive Vice Presidents (150%), Senior Vice Presidents (100%) and Managing Directors (75%). The target award percentages are set by the Compensation Committee to effectuate its guideline of ensuring executive officers are compensated on a total direct compensation basis at no less than the median of companies in the NAREIT compensation survey and group of 20 public REITs. As noted above under “Comparison in Setting Compensation,” in order to effectuate this guideline, the Compensation Committee increased the Chief Executive Officer’s long-term incentive plan target award to 200% of base salary (up from 150%) and increased the Executive Vice Presidents’ long-term incentive plan target award to 150% of base salary (up from 125%). Each of these increases commenced in 2009. The grant date fair values for the long-term incentive plan awards for 2009 are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.

Each long-term incentive plan award consists of a mixture of performance share units (2/3) and restricted share units (1/3). WRIT believes that performance share units provide increased incentive to achieve identified performance goals and that restricted share units support WRIT’s goal of executives having an ownership position in WRIT while encouraging their long-term retention.

Performance Share Units

The number of performance share units delivered to participants will be a function of (i) WRIT’s performance versus targeted FFO per share for each year over a three-year performance period and (ii) WRIT’s total shareholder return (“TSR”) over a three-year performance period in comparison to 25 peer group companies selected by the Compensation Committee. Based on the Compensation Consultant’s recommendation, the

Compensation Committee selected the 25 peer group companies by starting with the 20-company public REIT group used in its compensation comparison and then making adjustments to tailor the list more closely to the five business segments of WRIT. The adjustments consisted of adding eight companies (Apartment Investment and Management Company, Post Properties, Inc., BioMed Realty Trust, Inc., Corporate Office Properties Trust, HRPT Properties Trust, Duke Realty Corporation, Lexington Realty Trust and Weingarten Realty Investors) and subtracting three companies (Cogdell Spencer Inc., HCP Inc. and Medical Properties Trust). The measures are weighted FFO per share (67%) and TSR (33%). Actual awards can range from 0% to a maximum of 200% of the target award based on performance.

Each of the three FFO per share performance targets in the three-year performance period are set on an annual basis by the Compensation Committee. In setting the targets, the trustees review WRIT’s annual business plan as a starting point and consider the potential of achieving the business plan. For 2009, the FFO per share target set for performance share unit awards was $2.05, which was identical to the FFO per share target for the 2009 short-term incentive plan. If actual performance is below 90% of target performance, no incentives will be paid pursuant to the program. The maximum award (200% of target award) can be earned if actual performance meets or exceeds 110% of target performance.

TSR is determined for WRIT and the peer group companies at the conclusion of the three-year performance period. It is calculated as the quotient obtained by dividing (i) the sum of (A) the difference between ending Share price and beginning Share price and (B) dividends paid by (ii) beginning Share price. For TSR performance share units, no incentive will be paid if WRIT’s performance percentile ranking compared to the peer group of companies is below the 10th percentile, and the maximum award (200% of target award) will be paid if actual performance is at the 90th percentile level or greater. The target percentile ranking is 50-59% (100% of target award).

The Compensation Committee has sole discretion to increase or decrease the payout levels on FFO per share-based performance share units (but not TSR-based performance share units) by amounts not to exceed 20%. This discretion of the Compensation Committee is intended to allow it to respond to unforeseen opportunities and challenges that may arise during the performance period.

In addition, at the conclusion of each three-year performance period, the Compensation Committee will have sole discretion to award additional restricted share units (each vesting one year from the date of grant) to a participant up to a maximum value equal to 10% of the total performance share unit target award for such participant. These restricted share units will be issued if the Compensation Committee determines that extraordinary market conditions have negatively impacted WRIT’s performance for the three-year performance period.

For 2009, the Compensation Committee noted that WRIT’s actual performance for FFO per share computed to 104.2% of target.

Each December, at the request of the Compensation Committee, an internal audit is performed to review management’s calculations for the long-term incentive plan to confirm that they comply with the plan.

Performance share units are converted to Shares and delivered to the participant after the three-year performance period. An amount equal to the dividends granted on the Shares is paid in cash at the end of the performance period based on the Shares awarded.

Restricted Share Units

Restricted share units provide plan participants with an underlying investment in Shares. Restricted share unit awards vest with the passage of time over five years, with 20% vesting on each anniversary of the date of the grant, provided the participant remains employed by WRIT. Restricted share units are converted to Shares and delivered to the participant after they fully vest. The vesting schedule is intended to promote retention since an NEO will likely consider the forfeiture of unvested restricted share units in weighing other employment opportunities. If a participant leaves for any reason other than death, disability, retirement, layoff or change in control before vesting, the unvested restricted share units are forfeited. A participant who dies, becomes disabled, retires or is terminated due to layoff or upon a change in control of WRIT will become fully vested in the Shares upon the effective date of such events.

For unvested and vested restricted share units, an amount equal to the dividends granted on the Shares is paid in cash at the same time dividends on Shares are paid.

Retirement, Deferred Compensation and Perquisites

Supplemental Executive Retirement Plan

Because the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by our qualified retirement programs, WRIT provides a supplemental executive retirement plan (“SERP”) for the benefit of the NEOs. This plan was established in November 2005 and is a defined contribution plan under which, upon a participant’s termination of employment from WRIT for any reason other than death, discharge for cause, or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant’s accrued benefit times the participant’s vested interest. A participant’s benefit accrues over years of service WRIT makes contributions to the plan on behalf of the participant ranging from 9.5% to 19% of base salary. The exact contribution percentage is based on the participant’s current age and service such that, at age 65, the participant could be expected to have an accumulation (under assumptions made under the plan) that is approximately equal to the present value of a life annuity sufficient to replace 40% of his or her final three year average salary. Vesting generally occurs based on a minimum of 10 years of service or upon death, total and permanent disability, involuntary discharge other than for cause, or retirement or voluntary termination if the participant does not engage in prohibited competitive activities during the two-year period after such retirement or voluntary termination.

WRIT accounts for this plan in accordance with EITF 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2009, 2008 and 2007, WRIT recognized current service cost of $280,000, $311,000 and $245,000, respectively.

Deferred Compensation Plan

Beginning in 2007, WRIT adopted a new plan that allows officers to voluntarily defer salary and short-term incentive plan awards. Salary deferrals are credited during the year with earnings based on 10-Year U.S. Treasury Securities as of the first business day of the year. Short-term incentive plan awards are deferred as restricted share units, with a 25% match of restricted share units on the deferred amount. The 25% match cliff vests after three years. Short-term incentive plan deferrals and matching contributions will increase and decrease in value as the Shares increase or decrease. Participants may elect to defer receipt of payments to the earliest of (i) a specified distribution date that is at least three years from the last day of the year in which the deferral amounts were earned, (ii) the date the participant terminates employment from WRIT, (iii) the participant’s death, (iv) the date the participant sustains total and permanent disability, or (v) a change in control. The plan is unfunded and payments are to be made out of the general assets of WRIT.

Perquisites

NEOs participate in other employee benefit plans generally available to all employees on the same terms. In addition, the NEOs are provided with supplemental life insurance and some are granted an automobile allowance. The Compensation Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable WRIT to attract and retain key employees. For information on benefits and perquisites, see the footnotes to the Summary Compensation Table.

Change in Control Termination Agreements

The change in control agreements with the NEOs discussed below provide for continuation of payments and benefits in the event of termination due to a “change in control” (as defined in these agreements). The basic rationale for these change in control protections is to diminish the potential distractions due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending.

The termination benefits payable in connection with a change in control require a “double trigger,” which means that (i) there is a “change in control” (as that term is defined in the agreement) and (ii) after the change in control, the covered NEO’s employment is “involuntarily terminated” but not for “cause” (as both terms are defined in the agreement) within 24 to 36 months of the change in control (as such period is specified in the covered NEO’s agreement). A double trigger was selected to enhance the likelihood that an executive would remain with WRIT after a change in control because the executive would not receive the continuation of payments and benefits if he or she voluntarily resigned after the change in control. Thus, the executive is protected from actual or constructive dismissal after a change in control and any new controlling party or group is better able to retain the services of a key executive.

The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. All of the change in control agreements require that the NEO’s employment with WRIT or its successor be involuntarily terminated by WRIT or its successor not for cause or by the NEO for “good reason” (as that term is defined in the agreement), and that such termination occur within the 24 or 36 months of the change in control. The formula is as follows:

A. A continuation of base salary at the rate in effect as of the termination date for a period based on the levels below:

• Chief Executive Officer	36 months
• Executive Vice Presidents	24 months
• Senior Vice Presidents	24 months

B. Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.

C. WRIT will pay the full cost to continue coverage under WRIT’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time the NEO receives salary continuation up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.

D. Immediate vesting in all unvested Share grants, restricted share units and performance share units granted to the NEO under WRIT’s long-term incentive plan and immediate vesting in the SERP and deferred compensation plans.

E. If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. The intention is to place the NEO in the same position for federal and local income tax purposes as if Section 4999 of the Internal Revenue Code had no application to the NEO.

For detailed information on these payments, see “Potential Payments upon Change in Control” on page 31 .

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the public company’s NEOs. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). WRIT believes that the benefits under its short-term incentive and long-term incentive plans do not qualify as “performance based” under Section 162(m). WRIT also believes that it must maintain the flexibility to take actions which it deems to be in the best interests of WRIT but which may not qualify for tax deductibility under Section 162(m).

Share Ownership Guidelines

The Compensation Committee believes that Share ownership allows executives to better understand the viewpoint of shareholders and incentivizes them to enhance shareholder value. As a result, on February 18, 2010, the Compensation Committee adopted stock ownership guidelines for executives. These guidelines, which were subsequently incorporated by the Board into our Corporate Governance Guidelines, provide as follows:

The Board also believes that it is important to align the interests of the executives with those of the shareholders. As a result, the Board expects each executive to retain an aggregate number of common shares of WRIT having a market value at least equal to a specified multiple of such executive’s annual base salary for the preceding calendar year. The applicable multiples of base salary required to be held are as follows:

CEO: 3 times

Executive Vice President: 2 times

Senior Vice President/Managing Director: 1 time

The Board expects each executive to attain the level set forth above within five years after his or her date of employment with WRIT or February 18, 2015 (which is five years after the commencement of these guidelines), whichever is later. The Board expects to adopt additional terms and conditions for these guidelines later in 2010, including an implementation guideline for executives during the transition period to the full requirements.

The multiples of base salary reflected in the stock ownership guidelines above were determined by the Compensation Committee based on the recommendation of the Compensation Consultant, which had presented the Compensation Committee with a survey of stock ownership guidelines of other REITs.

Overview of Corporate Governance with Respect to Compensation Matters

Responsibilities

The Compensation Committee is responsible for making executive compensation decisions and recommending to the Board an overall executive compensation policy. The Compensation Committee is also responsible for making decisions and recommendations to the Board with respect to employee compensation and benefit plan matters. In addition, the Compensation Committee is required to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable SEC rules and regulations.

Committee Composition

The Compensation Committee is comprised of at least three and no more than six independent members of the Board (as the term “independent” is defined under the applicable listing standards of the New York Stock Exchange).

Committee Charter

The current Compensation Committee Charter was adopted on February 20, 2003 and was revised on September 13, 2005, March 23, 2007 and December 12, 2008. A copy of the Compensation Committee Charter can be found on our website at www.writ.com. Among other matters, the Compensation Committee Charter provides the Compensation Committee with the independent authority to retain and terminate any compensation consulting firms or other advisors to assist in the evaluation of trustee, Chief Executive Officer and executive compensation.

Chief Executive Officer Compensation

The Compensation Committee makes decisions and recommendations to the independent members of the Board with respect to the Chief Executive Officer’s compensation level based on the Compensation Committee’s annual performance evaluation of the Chief Executive Officer. In evaluating the base salary, short-term incentive plan and long-term incentive plan components of Chief Executive Officer compensation, the Compensation Committee considers WRIT’s performance and the salary level and value of similar short-term and long-term incentive awards to chief executive officers at companies in the NAREIT compensation survey and group of 20 public REITs referred to above under “Comparison in Setting Compensation.”

Compensation Committee Meetings

The Compensation Committee meets at least once annually or more frequently as circumstances require. Each meeting allows time for an executive session in which the Compensation Committee and outside advisors, if requested, have an opportunity to discuss all executive compensation issues without members of management being present. During 2009, the Compensation Committee held three meetings.

Engagement and Use of Independent Compensation Consultants

Selection and Engagement

The Compensation Committee has the authority to select and engage compensation consulting firms independently from any control or influence by management. The Compensation Committee currently has selected and engaged the Hay Group, a leading human resource and compensation consulting firm, as its Compensation Consultant and independent advisor with respect to executive compensation. Pursuant to the Compensation Committee Charter, the decision to retain a Compensation Consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and the Compensation Consultant works at the direction of the Compensation Committee.

Chairman Works Directly with Consultants

The Compensation Committee Chairman works directly with the Compensation Consultant to determine the scope of the work needed to be performed by the Compensation Consultant to assist the Compensation Committee in its decision making processes. For example, the Compensation Consultant meets with the Chairman of the Compensation Committee to review issues and gain input on plan design and alternatives. In this process, the Compensation Consultant also interacts with other members of the Compensation Committee, the Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary, the Executive Vice President and Chief Financial Officer and other senior management to facilitate the development of WRIT’s executive compensation strategies and approach to determining compensation levels.

Competitive Analysis

The Compensation Consultant prepares and updates the Compensation Committee with competitive pay analyses regarding both the broader market (including the NAREIT survey) and a group of 20 public REITs referred to above under “Comparison in Setting Compensation.” As well, the Compensation Consultant advises the Compensation Committee on issues relating to the level and design of compensation programs for the executive officers and senior management. The Compensation Consultant also attends Compensation Committee meetings and, upon request by the Compensation Committee, attends the Compensation Committee’s executive sessions to present and discuss market data and program design alternatives and to provide advice and counsel regarding decisions facing the Compensation Committee. In addition, with the agreement and approval of the Compensation Committee, the Compensation Consultant also provides separate advisory services to WRIT’s management team on broad-based compensation issues.

Role of Executives in Establishing Compensation

The Compensation Committee believes that having the input of management is important to the overall effectiveness of WRIT’s executive compensation program. The Compensation Committee believes that even the best advice of a Compensation Consultant or other advisors must be combined with the input of senior management and the Compensation Committee’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, programs and practices. The Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary and the Executive Vice President and Chief Financial Officer are the members of senior management who interact most closely with the Compensation Committee. These three individuals work with the Compensation Committee to provide their perspective on compensation strategies and how to align them with WRIT’s business and people strategies. They provide feedback and insights into how well WRIT’s compensation programs and practices appear to be working. In addition, the Chief Executive Officer, Executive Vice President - Accounting, Administration and Corporate Secretary, the Executive Vice President and Chief Financial Officer and the Senior Vice President and General Counsel regularly attend Compensation Committee meetings to participate in the presentation of materials and discussion regarding compensation issues.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to WRIT that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John M. Derrick, Compensation Committee Chairman

Terence C. Golden, Compensation Committee Member

John M. McDaniel, Compensation Committee Member

Thomas Edgie Russell, III, Compensation Committee Member

Wendelin A. White, Compensation Committee Member

Compensation Tables

Summary Compensation Table

The Summary Compensation Table shows the compensation paid or awarded to each of the NEOs for the fiscal year ended December 31, 2009. Pursuant to applicable SEC requirements, the amounts in the table below reflected in the “Stock Awards” column (column (e)) and the “Total” column (column (j)) are based on the grant date of awards, rather than the year to which those awards pertain. Due to an administrative delay in the timing of grant dates for our performance share units, we made two grants of performance share units in 2009. One of these grants, relating to the 2009-2011 performance period, was made in February 2009 and would typically have been made in December 2008. The other grant was made in December 2009 and related to the 2010-2012 performance period. Based on applicable SEC requirements, each of these grants appears as 2009 compensation in the “Stock Awards” column (column (e)) and “Total” column (column (j)). For a more complete explanation, please refer to footnote (1) below.

(a)	(b)	(c)	(e)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
George F. McKenzie	2009	$405,521	$1,360,162	$466,735	$100,033	$2,332,451	(1)
President and Chief Executive Officer	2008	$425,000	$239,517	$276,250	$112,413	$1,053,180
	2007	$370,000	$784,756	$520,390	$84,921	$1,760,067

William T. Camp (4)	2009	$320,925	$806,383	$284,729	$164,848	$1,576,885	(1)
Executive Vice President, Chief Financial Officer	2008	$46,327	$199,991	—	$3,338	$249,656

Laura M. Franklin	2009	$320,925	$806,383	$279,927	$55,866	$1,463,101	(1)
Executive Vice President, Accounting, Administration and Corporate Secretary	2008	$330,000	$156,185	$160,875	$54,343	$701,403
	2007	$282,000	$489,073	$313,608	$44,203	$1,128,884

Michael S. Paukstitus (5)	2009	$267,437	$444,372	$198,702	$58,638	$969,149	(1)
Senior Vice President - Real Estate	2008	$275,000	$101,595	$116,188	$55,624	$548,407
	2007	$173,990	$307,141	—	$28,723	$509,854

Thomas L. Regnell	2009	$267,437	$444,372	$195,234	$57,840	$964,883	(1)
Senior Vice President -Acquisitions	2008	$275,000	$101,595	$116,188	$58,600	$551,383
	2007	$235,250	$313,223	$198,522	$52,087	$799,082
(1)

Column (e) includes both restricted share units and performance share units. The amounts shown in column (e) reflect the aggregate grant date fair value of awards granted during the years 2009, 2008 and 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions) computed in accordance with FASB ASC Topic 718. For performance share units, the amounts are based on the probable outcome of the performance conditions as of the grant date. The assumptions used in the calculations of these amounts are included in Note 7 to the consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2009. No Share awards granted to the NEOs listed above were forfeited during 2009, 2008 or 2007.

Due to an administrative delay in the timing of grant dates for our performance share units, we made two grants of performance share units in 2009. One of these grants, relating to the 2009-2011 performance period, was made in February 2009 and would typically have been made in December 2008. The other grant was made in December 2009 and related to the 2010-2012 performance period. Based on applicable SEC requirements, each of these grants appears as 2009 compensation in the “Stock Awards” column (column (e)) and “Total” column (column (j)). The table below reflects the components comprising amounts in the “Stock Awards” column (e).

Name	Year	Amount Reported in Column (e) ($)		Breakdown of Amount Reported in Column (e) ($)	Start Year for Performance or Service Period	Grant Date Fair Value of Stock Awards Based on Start Year for Performance or Service Period
George F. McKenzie	2009	$1,360,162	consists of	$552,483 of performance share units granted 12/2009	2010	$807,679 (2009)
				$538,510 of performance share units granted 2/2009	2009
				$269,169 of restricted share units granted 12/2009	2009
	2008	$239,517	consists of	$239,517 of restricted share units granted 12/2008	2008	$805,143 (2008)
	2007	$784,756	consists of	$565,626 of performance share units granted 12/2007	2008	$677,794 (2007)
				$219,130 of restricted share units granted 12/2007	2007

William T. Camp	2009	$806,383	consists of	$325,618 of performance share units granted 12/2009	2010	$480,765 (2009)
				$320,705 of performance share units granted 2/2009	2009
				$160,060 of restricted share units granted 12/2009	2009
	2008	$199,991	consists of	$199,991 of restricted share units granted 11/2008	2007	$199,991 (2008)

Laura M. Franklin	2009	$806,383	consists of	$325,618 of performance share units granted 12/2009	2010	$480,765 (2009)
				$320,705 of performance share units granted 2/2009	2009
				$160,060 of restricted share units granted 12/2009	2009
	2008	$156,185	consists of	$156,185 of restricted share units granted 12/2008	2008	$524,146 (2008)
	2007	$489,073	consists of	$367,961 of performance share units granted 12/2007	2008	$409,754 (2007)
				$121,112 of restricted share units granted 12/2007	2007

Michael S. Paukstitus	2009	$444,372	consists of	$178,823 of performance share units granted 12/2009	2010	$265,549 (2009)
				$176,645 of performance share units granted 2/2009	2009
				$88,904 of restricted share units granted 12/2009	2009
	2008	$101,595	consists of	$101,595 of restricted share units granted 12/2008	2008	$344,875 (2008)
	2007	$307,141	consists of	$243,280 of performance share units granted 12/2007	2008	$218,067 (2007)
				$63,861 of restricted share units granted 12/2007	2007

Thomas L. Regnell	2009	$444,372	consists of	$178,823 of performance share units granted 12/2009	2010	$265,549 (2009)
				$176,645 of performance share units granted 2/2009	2009
				$88,904 of restricted share units granted 12/2009	2009
	2008	$101,595	consists of	$101,595 of restricted share units granted 12/2008	2008	$344,875 (2008)
	2007	$313,223	consists of	$243,280 of performance share units granted 12/2007	2008	$239,965 (2007)
				$69,943 of restricted share units granted 12/2007	2007

The table below sets forth the performance share unit grant date fair value assuming target performance and maximum performance based on the maximum number of shares multiplied by the stock price on grant date.

Name	Year	Grant Date Fair Value at Target Performance ($)	Grant Date Fair Value at Maximum Performance ($)
George F. McKenzie	2009	1,090,993	2,181,986
	2008	—	—
	2007	565,626	1,131,252

William T. Camp	2009	646,323	1,292,646
	2008	—	—

Laura M. Franklin	2009	646,323	1,292,646
	2008	—	—
	2007	367,961	735,922

Michael S. Paukstitus	2009	355,468	710,936
	2008	—	—
	2007	243,280	486,560

Thomas L. Regnell	2009	355,468	710,936
	2008	—	—
	2007	243,280	486,560

(2)

The NEOs’ non-equity incentive plan compensation for 2009, 2008 and 2007, which is reported in this table, was determined by the Compensation Committee at its December 15, 2009, December 12, 2008, and December 14, 2007 meetings, respectively. For 2009, 80% was paid shortly after the meetings with the remaining 20% paid out in February 2010. For 2008, 80% was paid shortly after the meetings with the remaining 20% paid out in February 2009. For 2007, 90% was paid shortly after the meetings with the remaining 10% paid out in February 2008. The payments were recorded as expenses for the year to which they relate.

(3)

For 2009, the amounts shown in column (i) include term life insurance premiums, matching contributions to WRIT’s 401(k) Plan, auto allowances, and SERP contributions as follows: $1,893, $7,350, $13,738 and $77,052, respectively, for Mr. McKenzie; $2,716, $7,350, $1,500 and $49,747, respectively, for Mr. Camp; $793, $7,350, $6,000 and $41,723, respectively, for Ms. Franklin; $3,730, $7,350, $6,100 and $41,458, respectively, for Mr. Paukstitus; and $1,590, $7,350, $6,106 and $42,794, respectively, for Mr. Regnell. Mr. Camp’s 2009 amount in column (i) also includes $70,197 in non-qualified moving and temporary housing expenses reimbursed to Mr. Camp and $33,338 in tax reimbursement for such non-qualified expenses. As a condition to Mr. Camp’s employment as Chief Financial Officer, WRIT required Mr. Camp to relocate immediately from St. Louis, Missouri to Washington, D.C. and agreed to reimburse him for all expenses of such relocation and for temporary housing (during the period his family remained in St. Louis). For 2008, the amounts shown in column (i) include term life insurance premiums, matching contributions to WRIT’s 401(k) Plan, auto allowances, and SERP contributions as follows: $1,893, $6,900, $13,738 and $89,882, respectively, for Mr. McKenzie; $793, $6,900, $3,750 and $42,900, respectively, for Ms. Franklin; $0, $6,900, $6,100 and $42,624, respectively, for Mr. Paukstitus; and $1,590, $6,900, $6,106 and $44,004, respectively, for Mr. Regnell. Mr. Camp’s 2008 amount in column (i) consists of $3,338 in rent as temporary housing (please see explanation above). For 2007, the amounts shown in column (i) include term life insurance premiums, matching contributions to WRIT’s 401(k) Plan, auto allowances, and SERP contributions as follows: $1,893, $6,750, $13,738 and $62,540, respectively, for Mr. McKenzie; $793, $6,750, $0 and $36,660, respectively, for Ms. Franklin; $0, $0, $3,859 and $24,864, respectively, for Mr. Paukstitus; and $1,590, $6,750, $6,106 and $37,641, respectively, for Mr. Regnell.

(4)	Mr. Camp joined WRIT on November 11, 2008.

(5)	Mr. Paukstitus joined WRIT on May 14, 2007.

Grants of Plan-Based Awards

The following table presents information regarding restricted share unit and performance share unit awards granted to the NEOs during 2009 under WRIT’s long-term incentive plan and deferred compensation plan.

(a)	(b)	(f)	(g)	(h)	(i)		(l)
Name	Grant Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
George F. McKenzie	12/15/2009	—	—	—	10,085	(2)	269,169
	12/15/2009	0	20,700	41,400	—		552,483
	2/26/2009	0	31,400	62,800	—		538,510

William T. Camp	12/15/2009	—	—	—	5,997	(2)	160,060
	12/15/2009	0	12,200	24,400	—		325,618
	2/26/2009	0	18,700	37,400	—		320,705

Laura M. Franklin	12/15/2009	—	—	—	5,997	(2)	160,060
	12/15/2009	0	12,200	24,400	—		325,618
	2/26/2009	0	18,700	37,400	—		320,705

Michael S. Paukstitus	12/15/2009	—	—	—	3,331	(2)	88,904
	12/15/2009	0	6,700	13,400	—		178,823
	2/26/2009	0	10,300	20,600	—		176,645

Thomas L. Regnell	12/15/2009	—	—	—	3,331	(2)	88,904
	12/15/2009	0	6,700	13,400	—		178,823
	2/26/2009	0	10,300	20,600	—		176,645

(1)

NEOs participate in WRIT’s long-term incentive plan, which awards performance share units based on our achievement of targets for FFO per share and for total shareholder return (TSR). The FFO per share target is 67% of the award and is set on an annual basis, but the plan is based on forward-looking cumulative performance over three years. The TSR target is 33% of the award and the payout level is based on cumulative performance over three years compared to a peer group of companies. Actual payouts can range from 0% to a maximum of 200% of the target award, based on the performance relative to goals. For FFO targets, if actual performance is below 90% of target performance, no incentives will be paid pursuant to the program, and the maximum award (200% of target award) will be paid if actual performance meets or exceeds 110% of target performance. For TSR performance share units, no incentive will be paid if WRIT’s performance percentile ranking compared to the peer group of companies is below the 10th percentile, and the maximum award (200% of target award) will be paid if actual performance is at the 90th percentile level or greater. The target percentile ranking is 50-59% (100% of target award).

(2)

Amounts represent service-based restricted share units that vest over five years, with 20% vesting on each anniversary of the date of the grant. For unvested and vested restricted share units, an amount equal to the dividends granted on the Shares is paid in cash at the same time dividends on Shares are paid.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2009, including the vesting dates for the portion of these awards that had not vested as of that date.

(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
		Option Values			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George F. McKenzie (2)	37,553	21.344	12/14/2010	24,198	666,655	64,400	1,774,220
	28,876	24.845	12/16/2011
	20,675	25.610	12/15/2012

William T. Camp (3)	—			12,551	345,780	27,700	763,135

Laura M. Franklin (4)	2,735	21.344	12/14/2010	14,424	397,381	39,200	1,079,960
	4,025	24.845	12/16/2011
	15,493	25.610	12/15/2012

Michael S. Paukstitus (5)	—			7,711	212,438	22,900	630,895

Thomas L. Regnell (6)	—			8,582	236,434	22,900	630,895

(1)	All options described in this column (b) have fully vested.

(2)

Mr. McKenzie’s Share awards listed in column (g) will vest according to the following schedule: 369 shares will vest ratably over 2 years on 2/16/10 and 2/16/11; 1,720 shares will vest ratably over 2 years on 12/13/10 and 12/13/11; 3,780 shares will vest ratably over 3 years on 12/14/2010, 12/14/2011 and 12/14/2012; 7,280 shares will vest ratably over 4 years on 12/12/10, 12/12/11, 12/12/12 and 12/12/13; 10,085 shares will vest ratably over 5 years on 12/15/10, 12/15/11, 12/15/12, 12/15/13 and 12/15/14; 877 shares will cliff vest in 1 year on 12/31/2010 and 87 shares will cliff vest in 2 years on 12/31/2011. The performance share units listed in column (i) cliff vest based on a 3-year performance period; 17,700 of the shares vest on 12/31/10, 26,000 of the shares vest on 12/31/11 and 20,700 of the shares vest on 12/31/12. On March 5, 2010, Mr. McKenzie exercised his option to purchase Shares expiring 12/14/2010 with respect to all 37,553 Shares. Mr. McKenzie then sold such Shares acquired upon exercise.

(3)

Mr. Camp’s Share awards listed in column (g) will vest according to the following schedule: 6,554 shares will vest ratably over 4 years on 11/11/2010, 11/11/2011, 11/11/2012 and 11/11/2013; 5,997 shares will vest ratably over 5 years on 12/15/10, 12/15/11, 12/15/12, 12/15/13 and 12/15/14. The performance share units listed in column (i) cliff vest based on a 3-year performance period; 15,500 of the shares vest on 12/31/11 and 12,200 of the shares vest on 12/31/12.

(4)

Ms. Franklin’s Share awards listed in column (g) will vest according to the following schedule: 239 shares will vest ratably over 2 years on 2/16/10 and 2/16/11; 960 shares will vest ratably over 2 years on 12/13/10 and 12/13/11; 2,340 shares will vest ratably over 3 years on 12/14/2010, 12/14/2011 and 12/14/2012; 4,720 shares will vest ratably over 4 years on 12/12/10, 12/12/11, 12/12/12 and 12/12/13; 5,997 shares will vest ratably over 5 years on 12/15/10, 12/15/11, 12/15/12, 12/15/13 and 12/15/14; 80 shares will cliff vest in 1 year on 12/31/2010 and 88 shares will cliff vest in 2 years on 12/31/2011. The performance share units listed in column (i) cliff vest based on a 3-year performance period; 11,500 of the shares vest on 12/31/10, 15,500 of the shares vest on 12/31/11 and 12,200 of the shares vest on 12/31/12. On March 8, 2010, Ms. Franklin exercised her option to purchase Shares expiring 12/14/2010 with respect to all 2,735 Shares and her option to purchase Shares expiring 12/16/2011 with respect to 2,000 Shares. Ms. Franklin then sold such Shares acquired upon exercise.

(5)

Mr. Paukstitus’s Share awards listed in column (g) will vest according to the following schedule: 1,260 shares will vest ratably over 3 years on 12/14/2010, 12/14/2011 and 12/14/2012; 3,120 shares will vest ratably over 4 years on 12/12/10, 12/12/11, 12/12/12 and 12/12/13; 3,331 shares will vest ratably over 5 years on 12/15/10, 12/15/11, 12/15/12, 12/15/13 and 12/15/14. The performance share units listed in column (i) cliff vest based on a 3-year performance period; 7,600 of the shares vest on 12/31/10, 8,600 of the shares vest on 12/31/11 and 6,700 of the shares vest on 12/31/12.

(6)

Mr. Regnell’s Share awards listed in column (g) will vest according to the following schedule: 151 shares will vest ratably over 2 years on 2/16/10 and 2/16/11; 600 shares will vest ratably over 2 years on 12/13/10 and 12/13/11; 1,380 shares will vest ratably over 3 years on 12/14/2010, 12/14/2011 and 12/14/2012; 3,120 shares will vest ratably over 4 years on 12/12/10, 12/12/11, 12/12/12 and 12/12/13; 3,331 shares will vest ratably over 5 years on 12/15/10, 12/15/11, 12/15/12, 12/15/13 and 12/15/14. The performance share units listed in column (i) cliff vest based on a 3-year performance period; 7,600 of the shares vest on 12/31/10, 8,600 of the shares vest on 12/31/11 and 6,700 of the shares vest on 12/31/12.

Option Exercises and Stock Vested

The following table shows information concerning the exercise of options during 2009 by each of the NEOs and the value realized on Share awards that vested in 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George F. McKenzie	—	—	13,867	311,931

William T. Camp	—	—	1,639	45,946

Laura M. Franklin	750	4,077	10,295	228,105

Michael S. Paukstitus	—	—	1,200	32,824

Thomas L. Regnell	—	—	7,427	161,490

Non-Qualified Deferred Compensation

The following table presents information regarding the contributions to and earnings on the NEOs’ deferred compensation balances during 2009 and also shows the total deferred amounts for the NEOs as of December 31, 2009.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
George F. McKenzie	—	—	678	—	158,214

William T. Camp	—	—	—	—	—

Laura M. Franklin	—	—	—	—	20,000

Michael S. Paukstitus	—	—	—	—	—

Thomas L. Regnell	—	—	—	—	—

Potential Payments upon Change in Control

WRIT has entered into change in control agreements with the NEOs which entitle them to continuation of compensation and other benefits if WRIT is subject to a change in control, the NEO’s employment with WRIT or its successor is terminated by WRIT or its successor, other than for “cause,” or by the NEO for “good reason” and such termination occurs within the 24 or 36 months of the change in control. The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:

1.	Continuation of base salary at the rate in effect as of the termination date for a period of 24 or 36 months from the date of termination.

2.

Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.

3.

Payment of the full cost of COBRA continuation coverage for the period of time in which salary continuation pursuant to the change in control agreement is paid, up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.

4.

Immediate vesting in all unvested Share grants, restricted share units and performance share units granted to the NEO under WRIT’s long-term incentive plan and immediate vesting in the SERP and deferred compensation plans.

The following table lists the NEOs and the estimated amounts they would have become entitled to under their change in control agreements had their employment with WRIT terminated on December 31, 2009 under the circumstances described above.

Name of NEO	2009 Base Salary ($)	Average 3 Year Cash Bonus ($)	Annual Change in Control Benefit Amount ($)	Change in Control Benefit Formula (# of months)	Vesting of all unvested Share Grants, SERP and Deferred Compensation ($)	Total Change in Control Benefit Amount (1) (2) ($)
George F. McKenzie	$403,750	$421,125	$824,875	36	$1,870,590	$4,345,215
William T. Camp	$320,100	$284,729	$604,829	24	$834,873	$2,044,531
Laura M. Franklin	$320,100	$251,470	$571,570	24	$1,141,231	$2,284,371
Michael S. Paukstitus	$266,750	$157,445	$424,195	24	$739,635	$1,588,025
Thomas L. Regnell	$266,750	$169,981	$436,731	24	$682,744	$1,556,206
			TOTAL:			$11,818,348
(1)	The cost of COBRA continuation benefits has not been included in the total change in control benefit amount, as the value would not be material.

(2)

If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. No amounts have been included in the total change in control benefit amount to account for any such gross-up payments.

Compensation Policies and Risk Management

The Compensation Committee initiated an analysis of the principal elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking. While the Compensation Committee focused primarily on the compensation of the executive officers because risk-related decisions depend predominantly on their judgment, the analysis also covered other WRIT employees operating in decision-making capacities. The analysis noted the following considerations:

•

A significant percentage of compensation is equity-based, long-term compensation under our long-term incentive plan. Awards under this plan vest over a three-year period with respect to performances share units (2/3 weighting) and a five-year period with respect to service-based restricted share units

(1/3 weighting). These vesting periods encourage the executive officers to focus on sustaining our long-term performance. As well, since long-term incentive plan awards are made annually, each executive officer always has meaningful unvested awards that could significantly decrease in value if our business were not managed with long-term interests in mind.

•

Our short-term incentive plan and long-term incentive plan utilize a balanced variety of financial and other performance metrics. Our short-term incentive plan utilizes funds from operations (FFO) per share (50% weighting), funds available for distribution (FAD) per share (30% weighting) and the participant’s performance compared to individual target quantitative and qualitative measures (20% weighting). Our long-term incentive plan utilizes FFO per share (67% weighting) and total shareholder return (TSR) (33% weighting). As a result, the benefit plan design contains several performance metrics intentionally selected by the Compensation Committee with the goal of aligning executive compensation with long-term creation of shareholder value.

•

For each executive officer, the target incentive award is based on a percentage of base salary ranging from 50% to 100% for the short-term incentive plan and 75% to 200% for the long-term incentive plan. The actual award paid to the executive officer can range from 0% to 200% of the target incentive award for the short-term incentive plan or long-term incentive plan. As a result, the short-term incentive plan and long-term incentive plan contain reasonable award opportunities that are capped with appropriate maximum levels.

•

The Compensation Committee retains discretion under both the short-term incentive plan and the long-term incentive plan to make adjustments to prevent award outcomes that the Compensation Committee considers to be inappropriate (except in the case of TSR-based performance share units, for which there is no such discretion).

•

WRIT recently adopted stock ownership guidelines by which each executive officer will be required to maintain a multiple of their base salary in Shares. The multiples are 3x (for the Chief Executive Officer), 2x (for Executive Vice Presidents) and 1x (for Senior Vice Presidents and Managing Directors). These ownership guidelines require each executive officer to maintain a meaningful equity interest that could significantly decrease in value if our business were not managed with long-term interests in mind.

We believe this combination of factors encourages prudent management of WRIT. In particular, by structuring our compensation programs to ensure a considerable amount of the wealth of our executives is tied to our long-term health, we believe we avoid disproportionately large short-term incentives which could encourage executives to take risks that are not in our long-term interests.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, composed of Chairman Derrick, Messrs. Golden, McDaniel and Russell, and Ms. White, was responsible for making decisions and recommendations to the Board with respect to compensation matters. There are no Compensation Committee interlocks and no WRIT employee serves on the Compensation Committee.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Board maintains an Audit Committee, currently comprised of five of WRIT’s independent trustees. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies Section 303A of the New York Stock Exchange’s listed company manual. The Audit Committee oversees WRIT’s financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm Ernst & Young LLP is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of WRIT’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of WRIT’s internal controls over financial reporting.

The Audit Committee discussed with WRIT’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of WRIT’s internal controls and the overall quality of WRIT’s financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of WRIT’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and WRIT. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in WRIT’s Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Edward S. Civera, Audit Committee Member

Terence C. Golden, Audit Committee Member

John P. McDaniel, Audit Committee Member

Charles T. Nason, Audit Committee Chairman

Thomas Edgie Russell, III, Audit Committee Member

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to WRIT for the year ended December 31, 2009 by WRIT’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the public accountant’s independence.

	2009	2008	Explanatory Notes
Audit Fees	$1,119,500	$1,073,425	(a), (c)
Audit-Related Fees	—	—	(b)
Tax Fees	117,200	129,530	(b), (d)

Total Fees	$1,236,700	$1,202,955

(a)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(b)	Includes fees and expenses for services rendered from January through the end of the fiscal year, notwithstanding when the fees and expenses were billed.

(c)

Audit fees include the annual audit fee and fees for reviews of the offering memorandums, performance of comfort procedures, and issuance of comfort and bring down letters. Also includes the review of Form 8-Ks related to property acquisitions.

(d)	Fees for tax services, including tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

PROPOSAL 1:

ELECTION OF TRUSTEES

Messrs. William G. Byrnes, John P. McDaniel and George F. McKenzie have been nominated for election as trustees at the Annual Meeting, to serve for a term of three years and until their successors are duly elected and qualify. It is intended that the proxies given to the persons named in the accompanying Proxy Card (unless otherwise indicated on such Proxy Card) will be voted for the election of Messrs. Byrnes, McDaniel and McKenzie. Messrs. McDaniel and McKenzie currently serve as trustees. If any of Messrs. Byrnes, McDaniel and McKenzie were to become unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy Card will have discretionary authority to vote pursuant to the Proxy Card for a substitute nominee nominated by the Board.

The election of the trustees requires the affirmative vote of the holders of a majority of the outstanding Shares.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. BYRNES, MCDANIEL AND MCKENZIE.

PROPOSAL 2:

RATIFICATION OF AUDITOR

The firm of Ernst & Young LLP served as WRIT’s independent registered public accounting firm for 2009. The Audit Committee has appointed Ernst & Young LLP as WRIT’s independent registered public accounting firm for 2010.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of the holders of a majority of the outstanding Shares. If this appointment is not ratified, the Audit Committee may re-consider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of WRIT.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WRIT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that trustees, officers and persons who own more than 10% of the Shares file initial reports of ownership of the Shares and changes in such ownership with the SEC. To WRIT’s knowledge, based solely on a review of copies of forms submitted to WRIT during and with respect to 2009 and on written representations from our trustees and executive officers, all required reports were filed on a timely basis during 2009.

Annual Report

WRIT’s 2009 Annual Report to Shareholders is being mailed to shareholders concurrently with this Proxy Statement and does not form part of proxy solicitation material.

Code of Ethics

WRIT has adopted a Code of Ethics that applies to all of its trustees, officers and employees. The Code of Ethics is available on our website, www.writ.com. A copy of the code is also available upon written request. WRIT intends to post on our website any amendments to, or waivers from, the Code of Ethics promptly following the date of such amendment or waiver.

Corporate Governance Guidelines

WRIT has adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the Committee Charters, are available on our website, www.writ.com, and upon written request.

Solicitation of Proxies

Solicitation of proxies may be made by mail, personal interview, telephone or other means by officers, trustees and employees of WRIT for which they shall receive no compensation in addition to their normal compensation. WRIT may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Shares that those companies or persons hold of record. WRIT will reimburse these forwarding expenses. The cost of the solicitation of proxies will be paid by WRIT.

WRIT has also hired The Altman Group to assist in distributing and soliciting proxies and will pay approximately $8,000 plus expenses for these services.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” this Proxy Statement and our Annual Report. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, Attention: Investor Relations; telephone 301-984-9400. Shareholders wishing to receive separate copies of our Proxy Statement and Annual Report in the future, or shareholders currently receiving multiple copies of the Proxy Statement and Annual Report at their address who would prefer that only a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

2011 Annual Meeting

Rule 14a-8 Shareholder Proposals

Under SEC Rule 14a-8, a shareholder may present a proposal to be considered for inclusion in the Proxy Statement relating to our 2011 Annual Meeting. These proposals must be addressed to our Corporate Secretary, sent to our corporate headquarters and received by WRIT no later than December 6, 2010. In addition, they must otherwise be in compliance with applicable laws and SEC regulations.

Nominations and Other Business

Nominations of persons for election as a trustee and other shareholder proposals (i.e., not under SEC Rule 14a-8) for our 2011 Annual Meeting must, in each case, be made pursuant to timely notice in writing to our Corporate Secretary. The notice must set forth certain information concerning the nomination or proposal, as specified in the rules of the SEC and our current Bylaws. Any shareholder who wishes to make such a nomination or proposal must notify us in accordance with our Bylaws between November 6, 2010 and 5:00 p.m., Eastern time, on December 6, 2010. The presiding officer of the meeting will refuse to acknowledge any nomination or proposal not made in compliance with the foregoing procedures.

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

April 5, 2010

WRIT | WASHINGTON REAL ESTATE INVESTMENT TRUST

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Electronic Voting Instructions

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2010.

Vote by Internet
- Log on to the Internet and go to **www.investorvote.com/wre**
- Follow the steps outlined on the secured website.

Annual Meeting Proxy Card

1234 5678 9012 345

A Proposals — The Board of Trustees unanimously recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of three Trustees:

Nominee	For	Withhold
01 - Mr. William G. Byrnes	☐	☐
02 - Mr. John P. McDaniel	☐	☐
03 - Mr. George F. McKenzie	☐	☐

+

B Non-Voting Items

Change of Address — Please print new address below.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT
31AV 0245411

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

<STOCK#> 016BZB

WRIT WASHINGTON REAL ESTATE IN VEST MEN T TRUST MR A SAMPLE DESIGNATION (IF ANY) ADD I ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this exarnpte. Please do not write outside the designated areas. 000004 1111111 Viii 11111 hill 11111 liii 1111.1 11111 hill 11111 VIII II I NIluIHI IIIIIIIINIIIIVINIIdIIIIIIII dIN kill huh VII kNit Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to authorize a proxy to vote your shares. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by l:OO am., Central Time, on May 18, 2010. Vote by Internet • Log on to the Internet and go to wv.investorvote.com ! were • Follow the Steps outlined on the scoured website. fl Vote by telephone a Call loll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call, • Follow the instructions provided by the recorded message. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext a Annual Meeting Proxy Card 7 V IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. fl Proposals —The Board of Trustees unanimously recommends a vote EB the listed nominees and Of Proposal 2. 2. Ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2010. For Against Abstain DOD For Withhold GD For Withhold DD + 3. In the discrection of the proxies on such other business as may properly come before the meeting. fl Non-Voting Items Change of Address — Please print new address below. 1. Election of three Trustees: 01 ‘Mr. William G. Byrnes For Withhold 0 D 02 -Mr. John R McDaniel 03 ‘Mr. George F. Mckenzie 9 Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attomey, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full tite. NOTE: SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON. Date (mm/ddIhy’) — Please print date below. Signature 1 — Please keep signature within the box. H Signature 2— Please keep signature within the box. J N T to 4 A SAMPLE 11145 AREA IS 51.1 UP TO Accommodate 140 OHARACTERSI MRASAMPI.EANO MRASAMPi.t, ANO MRA5N4PEEn1O S1RASA•vpLrpt4o I,’IRA sArI,pi.E AND MR/’.SAMPI.EANO MRASAMPL.EANO MRA SAMPI.E AND I I H H H H H C 1234567890 I I U H H H H 31AV 0245411 + cSTOCKIH- oleaza

V IF YOU HAVE NOT VOTED VIA THE INTERNET DR TELEPHONE, POLO ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V WASHINGTON T XTDTT REAL ESTATE V V .IX.L INVESTMENT TRUST Proxy — Washington Real Estate investment Trust PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 18, 2010 TH[S PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES The undersigned shareholder of Washington Real Estate Investment Trust, a Maryland real estate investment trust, hereby appoints George F. McKenzie and Laura M. Franklin, or either of them, with full power of substitution in each of them, as proxies to vote all shares of the undersigned in Washington Real Estate investment Trust at the Annual Meeting of Shareholders to be held on May 18, 2010 at the Bethesda North Marriot Hotel & Conference Center, 5701 Mailnelli Road, North Bethesda, Maryland, at 11:00 am., local time, and at any adjournment or postponement thereof, with like effect and as if the undersigned were personally present and voting at the meeting, The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. PROXIES WILL BE VOTED AS DIRECTED. IF THIS PROXY IS EXECUTED BUT F4O CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINATED TRUSTEES AND “FOR” PROPOSAL 2. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MAilER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THERE OR (Continued and to be voted on reverse &de.)